Affymax and Takeda Announce Termination of Omontys® (peginesatide)
Product Collaboration and License Agreement

Takeda will withdraw the Omontys U.S. New Drug Application (NDA)

Cupertino, CA (June 13, 2014) and Osaka, Japan, (June 16, 2014) – Affymax, Inc. and Takeda Pharmaceutical Company Limited (Takeda) announced today that their Omontys® (peginesatide) product collaboration and license agreement will terminate effective September 10, 2014.

In February 2013, Affymax and Takeda voluntarily recalled all lots of Omontys and suspended promotional activities in the U.S. following postmarketing reports of serious hypersensitivity reactions including anaphylaxis, which may be life-threatening or fatal.

Takeda has conducted a detailed investigation of these reactions. The investigation has confirmed no quality or manufacturing issues were present but has not identified a specific root cause for the reactions that were observed.

Based on these findings and related discussions with Takeda, Affymax has elected not to exercise its rights with respect to the Omontys New Drug Application (NDA). Takeda will work with the U.S. Food and Drug Administration to withdraw the Omontys NDA.

The Board of Directors of Affymax is reviewing its strategic options as a result of the termination of the collaboration with Takeda.

This termination does not change the outlook for Takeda's consolidated results for fiscal 2014.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company based in Cupertino, California. For additional information, please visit www.affymax.com.

About Takeda Pharmaceutical Company Limited
Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for people worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com.

Contacts:
Affymax, Inc.
Lisa Maxson
+1 (650) 812-8700

Takeda Pharmaceutical Company Limited
Corporate Communications Department
+81-3-3278-2037

-# # #-